   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1999.
                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             RAILWORKS CORPORATION
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                        58-2382378
        (State or other jurisdiction of                         (I.R.S. Employer
        incorporation or organization)                         Identification No.)

                             RAILWORKS CORPORATION
                             1104 KENILWORTH DRIVE
                                   SUITE 301
                           BALTIMORE, MARYLAND 21204
                                 (410) 512-0500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN G. LARKIN
                             RAILWORKS CORPORATION
                             1104 KENILWORTH DRIVE
                                   SUITE 301
                           BALTIMORE, MARYLAND 21204
                                 (410) 512-0500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                                MARY A. BERNARD
                                KING & SPALDING
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                              PROPOSED             PROPOSED
                                                               MAXIMUM              MAXIMUM
            TITLE OF SHARES               AMOUNT TO BE     AGGREGATE PRICE         AGGREGATE            AMOUNT OF
            TO BE REGISTERED               REGISTERED       PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per
share...................................  7,900,263            $10.38             $82,004,730            $21,650
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

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

PROSPECTUS

                             RAILWORKS CORPORATION

                             ---------------------

                        7,900,263 SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ---------------------

     This prospectus relates to the offering from time to time of up to 7,900,263 shares of common stock of RailWorks Corporation by certain of our stockholders. We will not receive any of the proceeds from the sale of the shares being offered. We are registering the resale of these shares, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders.

     The selling stockholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement.

     The common stock is listed on the Nasdaq National Market under the symbol "RWKS." On December 22, 1999, the last sale price of the common stock as reported on the Nasdaq National Market was $10.34 per share. Shares of common stock offered pursuant to this prospectus will be approved for trading on the Nasdaq National Market.

                             ---------------------

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE 4 FOR A DISCUSSION OF THESE RISKS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is December   , 1999

                               TABLE OF CONTENTS

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                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Where You Can Find More Information.........................    2
Special Note Regarding Forward-Looking Statements...........    3
RailWorks Corporation.......................................    4
Risk Factors................................................    5
Use of Proceeds.............................................   10
Selling Stockholders........................................   10
Plan of Distribution........................................   12
Validity of Common Stock....................................   12
Experts.....................................................   13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, certain of our stockholders, which we refer to as the selling stockholders, may sell up to an aggregate of 7,900,263 shares of common stock in one or more offerings. This prospectus provides you with a general description of the common stock. You should read this prospectus and any applicable prospectus supplement provided to you together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC, which means that we disclose important information to you by referring to such documents. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus supplement. In addition, any information that we file with the SEC subsequent to the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below and any filings that we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that the selling stockholders sell all of the common stock offered by this prospectus:

     - Annual Report on Form 10-K for fiscal year ended December 31, 1998,

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999,

     - Current Reports on Form 8-K filed on March 17, 1999, November 5, 1999 and December 16, 1999, and

     - The description of the common stock included in our Registration Statement on Form 8-A dated July 20, 1998.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

         RailWorks Corporation
         1104 Kenilworth Drive
         Suite 301
         Baltimore, Maryland 21204
         (410) 512-0500

     You should only rely on the information incorporated by reference or set forth in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of such documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus may incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements may be included in the information incorporated by reference above under "Where You Can Find More Information." We use the words "believes," "anticipates," "expects," "estimates," "plans," "intends" and similar expressions so as to identify forward-looking statements. All forward-looking statements involve substantial risks and uncertainties. There may be events in the future that we are not accurately able to predict, or over which we have no control. Some factors that may cause actual results to differ from projected results are:

     - the absence of a combined operating history of the operating companies and difficulties in integrating their operations;

     - unanticipated difficulties or delays in implementing our acquisition program;

     - cyclicality in the demand for rail system services and products;

     - availability of capital, including our ability to service or refinance indebtedness;

     - an unanticipated decrease in public sector contracts and funding;

     - changes in our relationships with major customers;

     - effects of changes in general economic conditions;

     - actions by competitors;

     - ability to retain qualified personnel; and

     - unanticipated Year 2000 problems.

     Forward-looking statements include, without limitation, our expectations and estimates as to development of our services and products and expansion of our customer base, future financial performance, including growth in revenues and earnings and the effect on our finances of new acquisitions, cash flows from operations, acquisitions, capital expenditures, the availability of funds from credit facilities, the sale of securities and the cost and timely implementation of our Year 2000 compliance modifications.

     Consequently, you should regard forward-looking statements only as our current plans, estimates and beliefs. We do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. Before you decide to invest in shares of common stock you should be aware that the factors we discuss in the "Risk Factors" section in this prospectus could cause our actual results to differ from what we have stated in any forward-looking statements.

                             RAILWORKS CORPORATION

     We are a leading provider of integrated rail system services and products to a diverse base of customers throughout the United States. We believe we are positioned to grow significantly due to our ability to comprehensively design, supply, construct and maintain rail systems. Our strategy is based on providing a full range of rail-related services and products on a "turnkey" basis throughout North America and offering rail system solutions under the "RailWorks" brand. We provide track construction, rehabilitation, repair and maintenance; rail electrification and installation of communication and signaling systems; and related products and supplies. We offer these services to a wide variety of customers, including Class I and shortline railroads, publicly funded transit authorities and commercial and industrial companies. We also provide non-rail products and services such as electrical contracting, bridge and highway support structures, and related concrete products.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1104 Kenilworth Drive, Suite 301, Baltimore, Maryland 21204, and our telephone number is (410) 512-0500. Unless the context otherwise requires, all references to us include our consolidated subsidiaries.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of common stock.

THE OPERATING COMPANIES DO NOT HAVE A COMBINED OPERATING HISTORY; WE MAY BE UNSUCCESSFUL INTEGRATING THEIR DECENTRALIZED OPERATIONS

     RailWorks was founded in March 1998 but conducted no operations and generated no revenue until we completed the initial public offering, or IPO, of our common stock in August 1998. We acquired 14 groups of companies, which we refer to as the Founding Companies, concurrently with the completion of our IPO. We have acquired an additional 15 operating companies through December 15, 1999. Our operating companies were separate independent entities before we acquired them and to a certain extent they continue to operate as independent entities because we conduct our operations on a decentralized basis. The integration of our operating companies, while allowing them to retain decentralized operations and management, is important to our operating and growth strategies and the achievement of efficiencies in the combined operations. We may not be able to integrate the operations or the necessary systems and procedures, including accounting and financial reporting systems and project management systems, to manage effectively the combined enterprise. Certain members of our management group have only recently joined RailWorks and there can be no assurance that the management group will be able to implement our acquisition and operating strategies. We cannot assure you that we will be able to establish, maintain or increase the profitability of the operating companies. Any failure by our management group to implement our strategies, integrate the operating companies without substantial costs, delays or other operational or financial difficulties, or effectively oversee the combined entity could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO COMPLETE AND FINANCE ACQUISITIONS

     We have completed a significant number of acquisitions since the IPO and we intend to continue to grow through acquisitions. Our acquisition strategy entails reviewing acquired business operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit our growth or adversely affect our financial performance. We cannot assure you that we will maintain or accelerate our growth or anticipate all of the changing demands that expanding operations will impose on our management, personnel, operational and management information systems and financial systems. We may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses without substantial costs, delays or other operational or financial difficulties. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations. We cannot predict the timing, size and success of our acquisition efforts and any associated capital commitments. We currently intend to finance future acquisitions with bank borrowings, shares of our common stock, internally generated funds or a combination of common stock and cash. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources or borrowings to maintain our acquisition program. In addition, our acquisitions typically provide for the sellers to receive contingent consideration, which is only paid if the acquired companies achieve certain operating results. These payments could be substantial.

WE MAY BE UNABLE TO GENERATE INTERNAL GROWTH

     Our ability to grow will be affected by various factors, including demand for rail system services and products, our success in bidding on new projects, the success of our cross-selling efforts and our ability to develop a national accounts program. Our growth may also depend on increased outsourcing by rail system operators. Many of these factors are beyond our control. Our strategies may not be successful or we may be unable to generate cash flow adequate for combined operations and to support internal growth. The senior managers of the operating companies retain responsibility for day-to-day operations. If proper business controls are not implemented and maintained, this decentralized operating strategy could result in inconsistent operating and financial practices of the operating companies, which could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE SUBSTANTIAL LEVERAGE

     Our substantial indebtedness could adversely affect our financial health. We have a substantial amount of debt outstanding. On a pro forma basis, as of September 30, 1999, we would have had outstanding total debt of $272.2 million, ratio of earnings to fixed charges of 1.8 and stockholders' equity of $129.3 million. Despite current indebtedness levels, we and our subsidiaries may incur substantial additional debt in the future. On a pro forma basis as of September 30, 1999, $82.5 million would have been available for additional borrowing under our credit facility (subject to customary borrowing conditions). If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

     Our substantial amount of debt could have important consequences for you. For example, it could:

     - limit our ability to obtain additional financing, if we need it, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

     - increase our vulnerability to adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - place us at a competitive disadvantage compared to our competitors that have less debt.

     To service our indebtedness, we will require a significant amount of cash. Our ability to make payments on our debt and to fund planned capital expenditures and acquisitions will depend on our future operating performance and on our ability to successfully implement our business strategy. Prevailing general economic conditions and financial, business, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments. If future cash flow is not sufficient to make scheduled payments on our debt, we will need to refinance all or a portion of our debt before maturity, obtain additional financing, delay planned acquisitions and capital expenditures, or sell assets. Any such event could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE BEEN DEPENDENT ON CERTAIN CUSTOMERS

     We derived approximately 28.1% of our pro forma revenue for the year ended December 31, 1998 from our top ten customers. Approximately 15.4% of our 1998 pro forma revenue was derived from projects undertaken for the New York City Transit Authority, which we refer to as NYCTA. These projects were undertaken under a number of separate contracts. If the NYCTA were to significantly reduce the amount of business that it does with us or determine not to do business with us in the future, it would have a material adverse effect on our business, financial condition and results of operations.

CERTAIN OPERATING COMPANIES HAVE A HISTORY OF LOSSES

     From time to time, primarily due to industry cyclicality and uncertainties inherent in the competitive bidding process, certain of our operating companies have experienced net losses. See "-- Our Fixed Price Contracts Expose us to Significant Risks" below. We cannot assure you that we or our operating companies will be profitable in the future.

WE FACE INTENSE COMPETITION

     The rail system services and products industry is highly competitive. Numerous companies provide services to transit authorities, construct and repair rail systems or sell related products or supplies, and some of these companies operate in more than one of these lines of business. Some of our competitors have greater resources than we have, may also provide a broad range of services and products, and may have sufficient bonding capacity and other resources to undertake large projects. Any inability to compete successfully against our existing and future competitors would have a material adverse effect on our business, financial condition and results of operations. Certain of our operating companies also provide electrical contracting services to non-rail industrial and commercial customers. While we believe that we currently compete effectively in the non-rail electrical contracting business, this industry is highly competitive and is served by small, owner-operated private companies, public companies and several large regional companies. Additionally, we could face competition in the future from other competitors entering our markets.

WE ARE DEPENDENT ON PUBLIC SECTOR CONTRACTS AND FUNDING

     The rail system services and products business involves contracts that are supported by funding from federal, state and local governmental agencies, as well as contracts with such agencies, which we refer to as "public sector contracts". Public sector contracts are subject to detailed regulatory requirements and public policies, as well as funding priorities. These contracts may be conditioned upon the continuing availability of public funds; the availability of public funds depends upon lengthy and complex budgetary procedures. These contracts may also be subject to significant pricing constraints. Moreover, public sector contracts may generally be terminated for reasons beyond the control of the contractor, including when such termination is in the best interests of the governmental agency. We cannot assure you that these factors or others unique to public sector contracts will not have a material adverse effect on our business, financial condition and results of operations.

OUR FIXED PRICE CONTRACTS EXPOSE US TO SIGNIFICANT RISKS

     Fixed price contracts are typically awarded in the rail system services industry pursuant to a competitive bidding process. In compiling our bid on a particular project, we must estimate the time it will take to complete the project, along with the project's labor and supply costs. These costs may be affected by a variety of factors, some of which may be beyond our control. If we cannot accurately predict the costs of fixed price contracts, certain projects could have lower margins than anticipated or we could suffer losses on the projects. Lower margins and losses could have a material adverse effect on our business, financial condition and results of operations.

WE RELY ON SUBCONTRACTORS AND SUPPLIERS

     We generally perform electrical contracting services for transit signaling and communication systems as a subcontractor to companies that design the systems and manufacture or purchase the necessary equipment. In other instances, we act as the prime contractor and subcontract the design of the signal or communication system and necessary equipment. When we are a prime contractor for such projects, we generally require subcontractors to post performance bonds. We may not require a subcontractor to post a performance bond in situations where
(1) the subcontractor has strong experience with a specific type of project and demonstrates financial stability and (2) the customer does not require bonds from us as prime contractor. We sometimes depend upon the subcontractor to perform design and other services and provide equipment. For certain projects only a limited number of companies can perform the subcontract if the initial subcontractor defaults. As a result, we depend upon our subcontractors to perform under the subcontracts. Further, the major components of signaling and communication systems for transit authorities are manufactured to specifications and require long lead times for production. If a subcontractor or supplier defaults, or if a supplier refuses or cannot do business with us, it could have a material adverse effect on our business, financial condition and results of operations.

THE RAIL SYSTEM INDUSTRY IS CYCLICAL

     We derive a substantial portion of our revenue from public contracts, which we expect will constitute a relatively stable source of business due to funding provided by the Transportation Equity Act for the 21st Century which we refer to as TEA 21. However, demand for rail system services and products could fluctuate in conjunction with overall economic conditions. In economic downturns, rail system operators may defer certain construction and rehabilitation projects and purchases of related products to conserve cash in the short term. Reductions in freight traffic due to economic downturns or other factors may also reduce demand for our construction and rehabilitation services and related products. In economic upturns, railroads, particularly Class I railroads, experience heavier traffic demands that can cause problems associated with congestion. The operational problems related to congestion have an unpredictable impact on railroad expenditures for construction and rehabilitation services and related products, including those we provide. During periods of peak usage, rail system owners may defer certain expenditures because they may need to address operational challenges these conditions cause. Other issues, such as the possibility of heightened government regulation during periods of congestion and the internal challenges of managing railroad operations as the Class I railroads continue to consolidate, may exacerbate the effects of these uncertainties.

WE ARE EXPOSED TO DOWNTURNS IN COMMERCIAL CONSTRUCTION

     We derived approximately 10.4% of our pro forma revenue for the year ended December 31, 1998 from installation of electrical systems in newly constructed or renovated commercial buildings and power and industrial plants. The demand for electrical installation services is affected by fluctuations in the level of new construction and renovation of commercial buildings. These fluctuations reflect the cyclical nature of the construction industry and depend upon general economic conditions, changes in interest rates and other related factors. Downturns in levels of commercial construction and renovation could have a material adverse effect on our business, financial condition and results of operations. Further, our electrical installation business is focused in the northeastern United States and is therefore particularly susceptible to economic downturns in that region.

OUR WORKFORCE IS UNIONIZED

     As of September 30, 1999, approximately 50% of our employees were covered under collective bargaining agreements. In June 1994, one of our operating companies was affected by a one-week work stoppage by the United Brotherhood of Teamsters. We cannot assure you that future work stoppages will not affect us. In addition, labor agreements are generally negotiated on an industry-wide basis and the terms and conditions of future labor agreements could be beyond our control. We may be subject to terms and conditions in future labor agreements that could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL AND GOVERNMENT REGULATION

     Our operations are subject to extensive federal, state and local regulation under environmental laws and regulations. Among other things, these laws and regulations cover emissions to the air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste, underground and aboveground storage tanks and remediation of soil and groundwater contamination. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by us. Environmental liabilities may also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. We could incur significant ongoing costs associated with environmental regulatory compliance. Further, we sometimes use hazardous materials in connection with our operations. Although we believe that we materially comply with all of the various environmental regulations applicable to our business, we cannot assure you that requirements will not change in the future or that we will not incur significant costs to comply with such requirements. In addition to safety, health and other regulations of general applicability, our operations may be significantly affected by regulations of the Surface Transportation Board, the Federal Railroad Administration, the Occupational Safety and Health Administration, state departments of transportation and other state and local regulatory agencies. Changes in regulation of the rail and transit industries through legislative, administrative, judicial or other action could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL

     Our success depends to a significant extent upon the efforts and abilities of John G. Larkin, Chairman of the Board and Chief Executive Officer, and Michael R. Azarela, Executive Vice President and Chief Financial Officer. We also rely on senior management of our operating companies. While we have entered into employment agreements with Messrs. Larkin and Azarela and certain senior managers of the operating companies, we cannot be sure that such individuals will remain with us throughout the terms of their agreements, or thereafter. Further, we likely will depend on the senior management of any significant businesses we acquire in the future. The loss of the services of one or more of these key employees before we are able to attract and retain qualified replacement personnel could have a material adverse effect on our business, financial condition and results of operation.

OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT

     We have developed a plan to address year 2000 issues. To date, we have substantially completed the identification, assessment, remediation, and testing of our internal information systems and other equipment with date-sensitive operating controls, such as manufacturing equipment, HVAC, security and other similar systems.

     We have also been in communication with hardware and software vendors with whom we transact business, third parties with whom we exchange information electronically, major or sole source suppliers, government agencies, and major customers. The focus of these communications is to determine the state of readiness of each of these third parties with respect to their own year 2000 issues and how their progress may impact us. The majority of responses received from third party inquiries indicate that they are working on their year 2000 issues, but the responses do not provide specific details. Follow-up action related to material third party inquiries and responses is expected to continue as these material third parties progress in their own year 2000 readiness projects. We have no means of ensuring that third parties with whom we deal will be year 2000 compliant or that the information obtained from such third parties regarding year 2000 compliance will prove to be accurate.

     While we anticipate that all computer systems have been assessed, remedied and tested, there can be no assurance that all will be completely error free and that such programs will be compliant by such dates. We rely on third party software, equipment and services to conduct our business. While we believe we have made reasonable efforts to address this issue, we have no means of ensuring that third parties with whom we deal will be year 2000 compliant or that the information obtained from such third parties regarding year 2000 compliance will prove to be accurate.

     We believe that it is difficult to specifically identify the most reasonably likely worst case year 2000 scenario. The following factors could result in interruptions to our operations or business activities:

     - the failure to correct a material year 2000 problem,

     - the inability of any key customer, key supplier or governmental agency to make the necessary computer system changes on a timely basis,

     - the inaccuracy of responses received from these third parties, and

     - the potential shortage of skilled human resources to install and test upgraded software and equipment.

     Due to the general uncertainty inherent in the year 2000 issues, particularly as it relates to the readiness of our key customers and suppliers, and of governmental agencies, we cannot ascertain at this time whether the consequences of year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. Our insurance coverage is limited to business interruptions resulting from fire, explosion, or related perils which are caused by a year 2000 system failure.

     Our year 2000 efforts are ongoing and our consideration of contingency plans will continue to evolve as new information becomes available. While we anticipate continuity of our business activities, that continuity will depend upon our ability, and the ability of third parties upon whom we rely on directly or indirectly, to be year 2000 compliant. You are cautioned that you should read forward-looking statements regarding Year 2000 issues in conjunction with "Special Note Regarding Forward-Looking Statements."

PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL INFLUENCE

     As of December 6, 1999 our executive officers and directors controlled approximately 14.3% of the combined outstanding voting power of all classes of our common stock. As a result, with limited exception, such persons exert substantial influence with respect to all matters submitted to a vote of holders of common stock, including election of our directors.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus but have agreed to bear certain expenses associated with registering such shares under Federal and state securities laws. We are registering the shares for sale to provide the holders thereof with freely tradeable securities (subject to the contractual limitations discussed below), but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of December 15, 1999:

     - the names of the selling stockholders,

     - the number of shares of common stock owned by each selling stockholder prior to this offering, and

     - the maximum number of shares of common stock offered by each selling stockholder under this prospectus.

     All the selling stockholders were either officers or stockholders of a predecessor of our company. Other than that affiliation, no selling stockholder has any position, office or other material relationship with the Company. Under the agreement pursuant to which each selling stockholder acquired its shares from us, such selling stockholder has agreed that it may sell its shares pursuant to this prospectus only in accordance with the provisions of that agreement. Under such agreement, each selling stockholder may sell up to a specified number of shares in either a block trade or a registered public offering, at our option. Such sale may be made only on a quarterly basis as determined by us.

     Because the selling stockholders may sell all, some or none of the common stock offered under this prospectus, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of the offering. See "Plan of Distribution."

                                                              NUMBER OF SHARES
                                                             BENEFICIALLY OWNED      MAXIMUM NUMBER OF
NAME OF SELLING STOCKHOLDER                                 PRIOR TO THE OFFERING   SHARES BEING OFFERED
---------------------------                                 ---------------------   --------------------
Julie Brown...............................................           18,637                 18,637
Mark Brown................................................           95,876                 95,876
Ronald E. Brown...........................................          434,140                434,140
James Lawyer..............................................           67,213                 67,213
Rebecca Lawyer............................................           18,637                 18,637
John Lapp.................................................          133,915                133,915
Eileen Lapp...............................................           89,276                 89,276
John Condon...............................................          162,677                162,677
John J. Condon, Jr........................................          198,748                198,748
Mark Condon...............................................          198,748                198,748

                                                              NUMBER OF SHARES
                                                             BENEFICIALLY OWNED      MAXIMUM NUMBER OF
NAME OF SELLING STOCKHOLDER                                 PRIOR TO THE OFFERING   SHARES BEING OFFERED
---------------------------                                 ---------------------   --------------------
Catholic Charities of the Diocese of Spokane(1)...........            5,000                  5,000
John David Baker..........................................          427,650                427,650
David H. McGinley.........................................          629,537                629,537
Susan M. Peirson..........................................           28,334                 28,334
Fulton Kennedy............................................          133,509                133,509
Peter Alan Pasch..........................................          401,012                401,012
John Barra................................................           13,700                 13,700
Michael Cahn..............................................          373,612                373,612
Keith C. George...........................................          373,612                373,612
Gary Guild................................................           27,401                 27,401
Robert Herschenfeld.......................................           27,401                 27,401
Frank Leonhartsberger.....................................           27,401                 27,401
Douglas Orcutt............................................           27,401                 27,401
Nicholas Pantelides.......................................          373,612                373,612
Nat A. Pappagallo.........................................           27,401                 27,401
Lex A. Passman............................................          373,612                373,612
Michael Rothschild........................................          373,612                373,612
Daniel R. Zury............................................           13,700                 13,700
Raymond Haber.............................................            5,000                  5,000
Mark A. Valenti...........................................            5,000                  5,000
Patricia O'Donahue........................................            5,000                  5,000
Robert A. Hill............................................            5,000                  5,000
Edward Bekian.............................................            5,000                  5,000
John J. Mueck.............................................            5,000                  5,000
Kathleen G. Kelly.........................................            5,000                  5,000
John P. George............................................            5,000                  5,000
Charles Salerno...........................................            5,000                  5,000
Lester O. Wuerfl..........................................            5,000                  5,000
Joseph Tangney............................................            2,500                  2,500
Vincent Cianci............................................            2,500                  2,500
Richard Raia..............................................            2,500                  2,500
John Sietz................................................            2,500                  2,500
Paul J. Farrell...........................................            2,500                  2,500
Richard M. Cannon.........................................            2,500                  2,500
Thomas Hanna..............................................            2,500                  2,500
Pierre Lescaut............................................            2,500                  2,500
Steve Goggin..............................................          292,456                292,456
Harry Lucaitis............................................          438,917                438,917
Anthony Julian............................................          141,389                141,389
Daniel F. Julian..........................................          141,389                141,389
Michael Julian............................................          141,389                141,389
E. Donald Matson..........................................          254,587                254,587
Sean Gough................................................          410,945                410,945
L.L. Tameling.............................................           72,587                 72,587
Arnold Morren.............................................           80,219                 80,219
Cynthia L Morren..........................................            7,629                  7,629
Douglas James Nagel Revocable Trust 1989..................          145,174                145,174
Daniel E. Burg............................................          116,394                116,394

                                                              NUMBER OF SHARES
                                                             BENEFICIALLY OWNED      MAXIMUM NUMBER OF
NAME OF SELLING STOCKHOLDER                                 PRIOR TO THE OFFERING   SHARES BEING OFFERED
---------------------------                                 ---------------------   --------------------
Robert O. Carson..........................................           66,567                 66,567
Richard Stephens..........................................           76,677                 76,677
Jack I. Wilt..............................................          116,394                116,394
Dennis J. Gilstad.........................................           75,000                 75,000
Harry S. Yip..............................................           25,000                 25,000
Ralph Jackson.............................................           29,167                 29,167
Harris Eldridge...........................................           29,167                 29,167
Gary McCord...............................................           93,842                 93,842
                                                                  ---------              ---------
          Total...........................................        7,900,263              7,900,263
                                                                  =========              =========

---------------

(1) Represents shares originally held by John Condon and subsequently donated to Catholic Charities of the Diocese of Spokane in Spokane, WA.

                              PLAN OF DISTRIBUTION

     The sale of common stock by selling stockholders pursuant to this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The selling stockholders may from time to time offer and sell the shares directly to purchasers or through agents, underwriters or dealers. Such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale. Agents or underwriters acting on behalf of any selling stockholder may receive compensation from the selling stockholder or from purchasers of the common stock for whom they act as agent in the form of discounts, concessions or commissions. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Agents, underwriters and dealers that participate in the distribution of common stock may be deemed to be underwriters for purposes of the Securities Act of 1933, as amended, which we refer to as the Act, and any discounts, concessions or commissions received by them from any selling stockholder and any profit on the resale of common stock by them may be deemed to be underwriting discounts and commissions under the Act.

     At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholders and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We estimate that we will spend approximately $160,000 for expenses in connection with the offering of shares by the selling stockholders.

     Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock offered hereby will be passed upon for us by King & Spalding.

                                    EXPERTS

     The financial statements of RailWorks Corporation and Subsidiaries, Mid West Railroad Construction and Maintenance Corporation of Wyoming, F&V Metro Contracting Corp. and Affiliates and W.T. Byler Co., Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Gantrex Group incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,900,263 Shares

                             RAILWORKS CORPORATION

                                  Common Stock

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               December   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee........................................  $ 21,650
Legal fees and expenses.....................................    50,000
Blue sky fees and expenses..................................     2,000
Accounting fees and expenses................................    20,000
Printing expenses...........................................    10,000
Miscellaneous...............................................    56,350
                                                              --------
          Total.............................................  $160,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as DGCL, permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to some statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of the registrant's restated Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article 7 of the registrant's Bylaws provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article 7 further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant expects to maintain directors' and officers' liability insurance.

     The foregoing statements are subject to the detailed provisions of Article 10 of the registrant's restated Certificate of Incorporation.

ITEM 16.  EXHIBITS

 4.1  --   Restated Certificate of Incorporation of the Registrant
           (incorporated by reference to Exhibit 3.1 to Registrant's
           Registration Statement on Form S-1, File No. 333-53483).
 4.2  --   By-Laws of the Registrant (incorporated by reference to
           Exhibit 3.2 to the Registrant's Registration Statement on
           Form S-1, File No. 333-53483).
 4.3  --   Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1, File
           No. 333-53483).
 5.1  --   Opinion of King & Spalding.
23.1  --   Consent of King & Spalding (included as part of its opinion filed as Exhibit 5.1).
23.2  --   Consent of Arthur Andersen LLP.
23.3  --   Consent of Arthur Andersen LLP (Canada).

ITEM 17.  UNDERTAKINGS

     The undersigned registrant, which we refer to as the Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set in the "Calculation of Registration Fee" Table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on December 23, 1999.

                                          RAILWORKS CORPORATION

                                          By:      /s/ JOHN G. LARKIN
                                            ------------------------------------
                                                       John G. Larkin
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Larkin and Michael R. Azarela and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 23th day of December, 1999.

                  SIGNATURE                                        TITLE
                  ---------                                        -----


             /s/ JOHN G. LARKIN                Chairman of the Board, Chief Executive
---------------------------------------------    Officer and Director (Principal Executive
               John G. Larkin                    Officer)

           /s/ MICHAEL R. AZARELA              Executive Vice President -- Chief Financial
---------------------------------------------    Officer (Principal Financial Officer)
             Michael R. Azarela

             /s/ HAROLD C. KROPP               Vice President -- Chief Accounting Officer
---------------------------------------------    (Principal Accounting Officer)
               Harold C. Kropp

              /s/ JOHN KENNEDY                 Director
---------------------------------------------
                John Kennedy

             /s/ KENNETH R. BURK               Director
---------------------------------------------
               Kenneth R. Burk

               /s/ DON TRAVISS                 Director
---------------------------------------------
                 Don Traviss

             /s/ SCOTT D. BRACE                Director
---------------------------------------------
               Scott D. Brace

                  SIGNATURE                                        TITLE
                  ---------                                        -----

            /s/ RONALD W. DRUCKER              Director
---------------------------------------------
              Ronald W. Drucker

               /s/ R.C. MATNEY                 Director
---------------------------------------------
                 R.C. Matney

                                 EXHIBIT INDEX

EXHIBIT                                                                     SEQUENTIAL
  NO.                           DESCRIPTION OF EXHIBITS                      PAGE NO.
-------                         -----------------------                     ----------
  4.1    --   Restated Certificate of Incorporation of the Registrant
              (incorporated by reference to Exhibit 3.1 to Registrant's
              Registration Statement on Form S-1, File No. 333-53483).
  4.2    --   By-Laws of the Registrant (incorporated by reference to
              Exhibit 3.2 to the Registrant's Registration Statement on
              Form S-1, File No. 333-53483).
  4.3    --   Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1, File
              No. 333-53483).
  5.1    --   Opinion of King & Spalding.
 23.1    --   Consent of King & Spalding (included as part of its opinion filed as Exhibit 5.1).
 23.2    --   Consent of Arthur Andersen LLP.
 23.3    --   Consent of Arthur Andersen LLP (Canada).